Exhibit 5.1

March 28, 2014

Viggle Inc.
902 Broadway
11th Floor
New York, NY 10010

Re:     Viggle Inc.
Registration Statement on Form S-1
File Number 333-193254

Ladies and Gentlemen:

We have acted as counsel to Viggle Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-1, as amended (Registration No. 333-193254) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), relating to shares of common stock, par value $0.001, of the Company (the “Shares”). The Shares may be issued and sold by the Company for an aggregate initial offering price not to exceed $57,500,000 (which includes the exercise of the underwriters’ over-allotment option) pursuant to that certain Underwriting Agreement to be entered into between the Company and Ladenburg Thalmann & Co. Inc., acting severally on behalf of itself and the underwriters named in Schedule I thereto (the “Underwriting Agreement”).

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials, and others, as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified, or reproduced copies. We have also assumed that upon sale and delivery of the Shares, the certificates representing such Shares will conform to the specimens thereof filed as exhibits to the Registration Statement and will have been duly countersigned by the transfer agent and duly registered by the registrar or, if uncertificated, valid book-entry notations for the issuance of the Shares in uncertificated form will have been duly made in the register of the Company. In rendering the opinions set forth below, we have relied as to factual matters upon certificates, statements and representations of, and other information obtained from, the Company, its officers and representatives, public officials and other sources believed by us to be responsible. In addition, in providing the opinions herein, we have relied, with respect to matters related to the Company’s existence, upon the certificates referenced above.

Exhibit 5.1

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications, and limitations stated herein, we are of the opinion that when (a) the Registration Statement has become effective under the Act, (b) the Underwriting Agreement has been duly executed and delivered by the respective parties thereto, and (c) the Shares have been issued and delivered in accordance with the Underwriting Agreement against payment in full of the consideration payable therefor as determined by the Board of Directors of the Company or a duly authorized committee thereof and as contemplated by the Underwriting Agreement, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.
We express no opinion as to the laws of any jurisdiction other than (i) the laws of the State of New York and (ii) the General Corporation Law of the State of Delaware. As used herein, the term “General Corporation Law of the State of Delaware” includes the statutory provisions contained therein and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

B.
The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law).

C.
This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinions expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus comprising a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included within the category of persons whose consent is required by Section 7 of the Act and the rules and regulations promulgated thereunder.

Very truly yours,
/s/ Greenburg Traurig, LLP

GREENBERG TRAURIG, LLP